Exhibit 10.1

NOTE: THIS AGREEMENT CONTAINS INDEMNITY, RELEASE

AND ARBITRATION PROVISIONS (SEE ARTICLES 9, 10 AND 18)

SUBCONTRACTOR AGREEMENT

THIS SUBCONTRACTOR AGREEMENT dated January 25, 2016, is made by and between Baker Hughes Oilfield Operations, Inc., a corporation incorporated under the laws of California (hereinafter "Contractor") and Hard Rock Solutions, LLC, a limited liability company incorporated under the laws of Utah including its Subsidiaries and Affiliates (hereinafter "Subcontractor").

Contractor regularly provides well-related goods and/or services on a rental basis (hereinafter "Work") for various customers (the "Operator"). The Work is performed subject to terms and conditions which vary from Operator to Operator (the “Main Contract”).

Contractor wishes to utilize the resources of Subcontractor to provide Strider Drill String Oscillation Systems and related services (as more fully set forth on Exhibit A attached hereto and each Rental Order (as hereinafter defined)) (hereinafter "Goods") which Goods comprise a portion of the Work, and Subcontractor represents that it has adequate resources and equipment in good working order and fully trained personnel capable of efficiently providing the Goods and executing the services related to the goods set forth on Exhibit A attached hereto and each Rental Order. Notwithstanding any other provision in this Agreement, to the extent any terms or provisions of this Agreement are inconsistent with those in Exhibit A or in any Rental Order, the terms and provisions of this Agreement shall supersede and prevail. Moreover, notwithstanding any other provision in this Agreement, to the extent any terms or provisions in Exhibit A are inconsistent with those in any Rental Order, the terms and provisions of Exhibit A shall supersede and prevail.

NOW, THEREFORE IN CONSIDERATION of the mutual promises contained in this Agreement, the sufficiency of which is hereby acknowledged, the Parties agree as set out below.

1.	DEFINITIONS

1.1	"Agreement" means this Subcontractor Agreement as originally executed or as may from time to time be amended in writing by agreement between the Parties and the following Exhibits attached hereto:

Exhibit "A"	- “Contractor and Subcontractor Roles/Responsibilities & Pricing Agreement”
Exhibit "B"	- “Sample Rental Order”

1.2	“Claims” means all claims, demands, causes of action, liabilities, damages, judgments, fines, penalties, awards, losses, costs, expenses (including, without limitation reasonable attorneys’ fees and costs of litigation) of any kind or character arising out of, or related to, the performance of or subject matter of this Agreement.

1.3	“Contractor Group” means (i) Contractor, its parent, subsidiary and affiliated or related companies, and (ii) the officers, directors, employees, agents, consultants and invitees of all of the foregoing.

1.4	“Force Majeure” means mean acts of nature including fire, flood, earthquake, storm, hurricane, landslides, lightning, tornadoes, wash-outs, windstorms or other natural disaster, acts of the public enemy, war, invasion, act of foreign enemies, arrest and restraint of rulers and people, blockades, epidemics, explosions, hostilities (whether war is declared or not), civil war, rebellion, revolution, insurrection, military or usurped power or confiscation, riots, terrorist activities, nationalization, government sanction, blockage, boycotts, breakage or accident to machinery or equipment, embargo, industrial disturbances, labor dispute, strike, lockout or interruption or failure of electricity or telephone service, and any other causes similar to those above, which are not within the reasonable control of the Party claiming force majeure, and which by the exercise of due diligence such Party is unable to overcome.

1.5	“Operator Group” means (i) Operator, its parent, subsidiary and affiliated or related companies, (ii) Operator’s working interest owners, co-lessees, co-owners, partners, joint operators, and joint venturers, if any, and their respective parents, subsidiary and affiliated or related companies, and (iii) the officers, directors, employees, agents, consultants and invitees of all of the foregoing.

1.6	"Party" or "Parties" means either Contractor or Subcontractor, or both, including their respective Subsidiaries and Affiliates.

1.7	“Subcontractor Group” means (i) Subcontractor, its parent, subsidiary and affiliated or related companies, and (ii) the officers, directors, employees, agents, consultants and invitees of all of the foregoing.

1.8	"Subsidiary" or “Subsidiaries” of a Party means any corporation, partnership, joint venture, limited liability company or other entity as to which, now or hereafter, 50% or more of the voting power is directly or indirectly owned or controlled by such Party. "Subsidiary" shall include corporations qualifying as Subsidiaries as of the Effective Date of this Agreement, as well as those that qualify as Subsidiaries at any time after the Effective Date of this Agreement. A corporation, partnership, joint venture, limited liability company or other entity shall cease to be a Subsidiary or Affiliate of a Party once such Party no longer controls directly or indirectly 50% of the voting power of such entity.

1.9	The term "Affiliate" or "Affiliates" shall mean any corporation or other entity that, directly or indirectly, is owned or controlled by, owns or controls, or is owned or controlled by a corporation or other entity owning or controlling a Party at the time in question. For the purposes of this Agreement, ownership, direct or indirect, of at least fifty percent (50%) of the capital stock of a corporation carrying the right to vote for or elect directors shall be deemed to constitute ownership or control thereof. An entity ceases to be an Affiliate or a Party once that entity ownership or control is directly or indirectly changed so that it no longer qualifies as an Affiliate.

2.	TERM OF THE AGREEMENT

This Agreement shall become effective upon signing by both Parties and shall remain in force until terminated in accordance with Article 14; provided, however, neither Party shall by the termination of this Agreement be relieved of its respective obligations and liabilities (excepting only the provision of future Goods) arising from or related to the Goods provided prior to the date of such termination.

3.	INDEPENDENT CONTRACTOR

3.1	It is agreed that Subcontractor is an independent contractor and that neither Subcontractor nor anyone employed by Subcontractor shall be deemed for any purpose to be an employee, agent, partner, servant or representative of Contractor or Operator.

3.2	Subcontractor agrees that it will not appear on behalf of Contractor (or otherwise represent the interests of Contractor) before the Operator or before any officer or employee of a government or any department, agency, or instrumentality thereof, or any person acting in an official capacity for or on behalf of any such Operator, government, department, agency, or instrumentality without the express prior written consent of Contractor.

4.	PAYMENT FOR GOODS

4.1	Contractor will pay Subcontractor for the rental of the Goods according to the prices and rates contained in Exhibit A and each Rental Order. These prices and rates shall remain firm during the term of this Agreement, provided, however, that such prices may be requested to be amended by Subcontractor upon ninety (90) days prior written notice to Contractor.

4.2	Contractor shall pay the undisputed portion of Subcontractor's invoices within the earlier of 30 days from Contractor’s receipt of payment from Operator or 60 days from Contractor’s receipt of invoice from Subcontractor, but in no event shall Contractor be required to pay in less than 30 days from Contractor’s receipt of Subcontractor’s correct invoice. Contractor may withhold disputed amounts of payments if Contractor in good faith disputes an invoice, and Contractor shall notify Subcontractor of the dispute and pay the undisputed portion.

4.3	Payment is required in US Dollars in the form of a check or through a wire.

All payments shall be paid in full without any deduction, set off or counterclaim whatsoever.

On termination of the Agreement all amounts due in compensation for the Goods already provided shall become immediately due and payable to Subcontractor, less any amounts for which Contractor is entitled to hereunder.

4.4	Each rental of Goods shall be pursuant to and evidenced by a rental order substantially in the form set forth on Exhibit B attached hereto (“Rental Order”) mutually agreed upon and executed by the Parties. Each Rental Order shall include the individual terms regarding each rental of Goods by Contractor from Subcontractor as well as the Standby Rate (as defined on Exhibit A).

5.	OBLIGATIONS OF THE PARTIES

5.1	Subcontractor shall manufacture the Goods in a good and workmanlike manner in accordance with acceptable industry practices and in accordance with this Agreement.

5.2	Except as otherwise specifically provided for in this Agreement, or as otherwise agreed in writing, Subcontractor shall have in relation to the provision of Goods under this Agreement the same duties, responsibilities, obligations and liabilities Contractor has in respect of Contractor's Work under a Main Contract with an Operator. Subcontractor warrants that the Goods, equipment, materials and/or products to be provided pursuant to the provisions of this Agreement shall conform to the specifications expressly agreed and set forth herein in Exhibit A. In the event that Subcontractor's Goods, equipment, materials and/or products are defective in that they fail to comply to the foregoing standards, then Subcontractor at Contractor’s sole discretion (i) shall repair such defective Goods within 90 days of receipt of notification from Contractor, and/or (ii) shall replace such defective Goods, equipment, materials, or products with conforming Goods, equipment, materials or products within 90 days of receipt of notification from Contractor. Contractor shall adequately operate the Goods in compliance with and as set forth in the operating procedures for said Goods furnished to Contractor by Subcontractor. Contractor shall utilize commercially reasonable efforts to prevent unnecessary or premature Rental Orders from being issued in order to minimize down time for the Goods and assist Subcontractor in managing its inventory of Goods.

5.3	Subcontractor shall provide all labor, equipment, supplies and/or materials commercially reasonably required for the execution, completion and maintenance of the Goods as more fully described in Exhibit A and, if necessary, in a Rental Order.

5.4	Subcontractor shall execute, complete and, while in Subcontractor’s possession, maintain the Goods such that no act or omission by Subcontractor shall constitute, cause or contribute to a breach by Contractor of any of Contractor's obligations under a Main Contract.

5.5	Subcontractor shall manufacture the Goods in a professional manner in accordance with the requirements set forth in Exhibit A and the relevant specifications set forth in a Main Contract, if such specifications in a Main Contract are disclosed to Subcontractor prior to the manufacture of the Goods. If at any time Subcontractor fails to provide the Goods in the manner and at the times set out in this Agreement, Subcontractor at its expense shall promptly initiate corrective action (including, but not limited to, the replacement of defective equipment, the provision of additional equipment and/or labor, changes in the method and manner of performance, and any other commercially reasonable corrective measures) as required to remedy Subcontractor's defective performance. After delivery of the Goods, Subcontractor shall maintain the Goods, while in Subcontractor’s possession, and shall make good any defect or imperfection therein for the same period and otherwise upon the same terms as Contractor is required under a Main Contract regarding Contractor's Work. The performance by Subcontractor of such measures shall be without prejudice to Contractor's other rights or remedies under this Agreement or at law.

5.6	Subcontractor shall maintain the Goods in a safe and workmanlike manner and in accordance with all Contractor and Operator safety and quality assurance requirements made available or delivered to Subcontractor electronically or in writing.

5.7	Subcontractor shall conduct its operations in accordance with the relevant laws, regulations, decrees, and/or official government orders of the country having jurisdiction over the area in which the Goods are manufacture or utilized. Contractor shall conduct its operations in accordance with the relevant laws, regulations, decrees, and/or official government orders of the country having jurisdiction over the area in which the Work is performed.

5.8	Subcontractor shall be responsible for informing and reporting to Contractor promptly upon the occurrence of any event which may, now or in the future, impede the proper and timely delivery and/or operation of the Goods so that appropriate remedial action may be taken.

5.9	Whenever Contractor is required under a Main Contract to give any return, account or notice, and upon request of Contractor, Subcontractor shall in relation to the Goods give a similar return, account or notice in writing to Contractor as will enable Contractor to comply with the requirements of a Main Contract.

6.	VARIATIONS IN THE GOODS

6.1	Subcontractor shall notify Contractor if it is able and willing to make such variations in the Goods, so far as within the scope and capability of Subcontractor, whether by way of addition, modification or omission, as may be:

(a)	requested by Operator in accordance with a Main Contract and confirmed in writing to Subcontractor by Contractor; or

(b)	agreed to be made by Operator and Contractor (which agreement shall not be made unless Contractor has first secured the written agreement of Subcontractor to such addition, modification or omission and the effect on price pursuant to Subarticle 6.2 below) and confirmed in writing to Subcontractor by Contractor; or

(c)	requested in writing by Contractor.

6.2	The value of all variations which may be made under Subarticle 6.1 above shall be fair and reasonable in all circumstances. In determining what is fair and reasonable, reference shall be made to any valuation made under a Main Contract in respect of the same variation, provided that nothing contained in this Article 6 shall oblige Subcontractor to undertake variations in the Goods at a loss or non-agreed terms.

7.	CONFIDENTIALITY

All information obtained by Subcontractor in the performance of this Agreement shall be confidential and shall not be divulged by Subcontractor to any third party either during the term of this Agreement or thereafter unless such information is, or becomes, public knowledge through no fault of Subcontractor, is required to be disclosed in connection with any legal proceeding regarding this Agreement, or as otherwise required by law or judicial order. Subcontractor shall take all reasonable precautions to ensure that its employees shall preserve the confidential nature of such information and any confidentiality obligations stipulated under a Main Contract, if Subcontractor has previously received a written copy of such Main Contract. The confidentiality obligations contained herein shall apply equally to Contractor as it relates to Subcontractor’s confidential information.

8.	LIENS, ATTACHMENTS, AND ENCUMBRANCES

Each Party shall be responsible for all of its or its employees, subcontractors, vendors or suppliers claims for labor, equipment, supplies and materials to be furnished by the other Party hereunder. Each Party shall not permit liens, attachments, or encumbrances to be imposed by any person, firm, or governmental authority upon the other Party’s or Operator’s property as a result of such claims. Any such lien, attachment, or other encumbrance, caused by the actions or omissions of the other Party, until said other Party shall have secured the release thereof, shall preclude any claims or demand by said other Party for any payment whatsoever under this Agreement, and, in the event any such lien, attachment, or other encumbrance caused by the actions or omissions of the other Party is not removed within fifteen (15) days after written notice by a Party, said Party may remove the same and withhold the reasonable cost of removal, including reasonable fees and expenses, from any sums due to the other Party. Notwithstanding the foregoing, each Party’s right to seek liens, attachments or encumbrances against the other Party’s property as a result of the non-payment of undisputed amounts due to the said Party hereunder by the other Party shall not be limited by this Article 8.

9.	LIABILITY AND INDEMNIFICATION

NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN THIS AGREEMENT OR THE MAIN CONTRACT:

9.1	Subcontractor shall be liable for, and hereby agrees to release, defend, indemnify and hold Contractor Group and Operator Group harmless from and against any and all Claims for personal or bodily injury to, sickness, disease or death of any member of Subcontractor Group or Subcontractor’s contractors at any tier or their employees, agents, consultants or invitees, and any and all Claims for damage to or loss or destruction of any real or personal property owned, leased, rented or hired by any member of Subcontractor Group or Subcontractor’s contractors at any tier or their employees, agents, consultants or invitees, REGARDLESS OF THE CAUSE, INCLUDING, WITHOUT LIMITATION, THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, BREACH OF DUTY (STATUTORY OR OTHERWISE), BREACH OF WARRANTY, BREACH OF CONTRACT, OR ANY OTHER LEGAL FAULT OR RESPONSIBILITY OF CONTRACTOR GROUP, OPERATOR GROUP, OR ANY OTHER PERSON, PARTY OR ENTITY.

9.2	Contractor shall be liable for, and hereby agrees to release, defend, indemnify and hold Subcontractor Group and Operator Group harmless from and against any and all Claims for personal or bodily injury to, sickness, disease or death of any member of Contractor Group or Contractor’s contractors at any tier (other than Subcontractor) or their employees, agents, consultants or invitees, and any and all Claims for damage to or loss or destruction of any real or personal property owned, leased, rented or hired by any member of Contractor Group or Contractor’s contractors at any tier (other than Subcontractor) or their employees, agents, consultants or invitees, REGARDLESS OF THE CAUSE, INCLUDING, WITHOUT LIMITATION, THE SOLE, JOINT OR CONCURRENT NEGLIGENCE , STRICT LIABILITY, BREACH OF DUTY (STATUTORY OR OTHERWISE), BREACH OF WARRANTY, BREACH OF CONTRACT, OR ANY OTHER LEGAL FAULT OR RESPONSIBILITY OF SUBCONTRACTOR GROUP, OR ANY OTHER PERSON, PARTY OR ENTITY.

9.3	Except as otherwise provided in Subarticles 9.1 and 9.2 above, each Party (as indemnitor) shall be liable for, and hereby agrees to release, defend, indemnify and hold the other Party (as indemnitee), its parent, subsidiary and affiliated or related companies, and each of its and their respective directors, officers, employees, agents, consultants and invitees harmless from and against any and all Claims brought by or in favor of any third party for damage to or loss or destruction of any real or personal property and for personal or bodily injury to, sickness, disease or death but only TO THE EXTENT ARISING OUT OF THE NEGLIGENCE OR WILFUL MISCONDUCT OF THE INDEMNIFYING PARTY (OR THAT OF ITS EMPLOYEES OR AGENTS) IN THE PERFORMANCE OF THIS AGREEMENT.

9.4	Subcontractor shall be liable for, and hereby agrees to release, defend, indemnify and hold Contractor Group and Operator Group harmless from and against any and all Claims for damages for infringement of any patent, copyright, trademark or other intellectual property right or trade secret misappropriation arising out of Subcontractor’s Goods; provided however, that such indemnity obligation shall not apply to Claims for infringement that arise out of specifications furnished by the Contractor, and in such case Contractor shall indemnify Subcontractor as set forth above.

9.5	Subcontractor agrees that the indemnities and releases of liability contained in Articles 9 and 10 of this Agreement shall also extend to and be for the benefit of Contractor Group’s other contractors and Operator Group’s other contractors to the extent such other contractors have agreed to substantially similar indemnities and releases of liability in favor of Subcontractor in their respective contracts with Contractor or Operator.

9.6	In the event this Agreement is subject to the indemnity limitations in Chapter 127 of the Texas Civil Practices and Remedies Code (or any successor statute), and so long as such limitations are in force, each Party covenants and agrees to support the mutual and unilateral indemnity obligations contained herein, by carrying insurance (or qualified self-insurance) in amounts not less than U.S. $5,000,000, for the benefit of the other Party and any other person whom the Party may owe an indemnity obligation to pursuant to this Agreement.

9.7	The assumptions and exclusions of liability, releases and indemnities set forth in this Article 9 shall apply to any Claim(s) without regard to the cause(s) thereof including, without limitation, pre-existing conditions, whether such conditions be patent or latent, the unseaworthiness of any vessel or vessels, imperfection of material, defect or failure of equipment, breach of representation or warranty (express or implied), ultra-hazardous activity, strict liability, tort, breach of contract, breach of duty (statutory or otherwise), breach of any safety requirement or regulation, or the negligence of any person or party, including the indemnified Party or Parties, whether such form of negligence be sole, joint and/or concurrent, active or passive, or any other theory of legal liability, but shall not apply to gross negligence or willful misconduct by the indemnified Party or its Group.

9.8	Neither Subcontractor nor any of its representatives have made or will be deemed to have made any condition, representation, warranty or covenant expressed or implied (whether statutory or otherwise) as to any implied warranty arising from course of dealing or usage of trade. Except as specifically provided herein, Contractor agrees not to look to Subcontractor for damages or relief arising out of the failure of the data or deliverables to produce a result which conforms to Contractor’s expectations. IN NO EVENT WILL SUBCONTRACTOR’S MAXIMUM LIABILITY TO CONTRACTOR IN CONNECTION WITH THE GOODS PROVIDED HEREUNDER, INCLUDING WITHOUT LIMITATION RESULTING FROM BREACH OF CONTRACT OR ANY OTHER PERFORMANCE OR NON-PERFORMANCE, EXCEED THE AMOUNT OF CONTRACTOR’S MAXIMUM LIABILITY UNDER THE MAIN CONTRACT.

10.	CONSEQUENTIAL DAMAGES

10.1	Notwithstanding anything contained in this Agreement to the contrary, Contractor shall be liable for, and hereby agrees to release, indemnify, defend and hold Subcontractor Group and Operator Group harmless from and against any and all Claims brought by or in favor of Contractor Group for any special, punitive, exemplary, indirect, incidental or consequential damages or losses (whether foreseeable or not at the date of this Agreement) including, without limitation, damages or losses for lost production, lost revenue, lost product, lost profit, lost business or business interruptions, REGARDLESS OF THE CAUSE, INCLUDING WITHOUT LIMITATION, THE SOLE, JOINT AND/OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, BREACH OF DUTY (STATUTORY OR OTHERWISE), BREACH OF WARRANTY, BREACH OF CONTRACT, OR ANY OTHER LEGAL FAULT OR RESPONSIBILITY OF SUBCONTRACTOR GROUP, OR ANY OTHER PERSON, PARTY OR ENTITY, OTHER THAN THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUBCONTRACTOR GROUP.

10.2	Notwithstanding anything contained in this Agreement to the contrary, Subcontractor shall be liable for, and hereby agrees to release, indemnify, defend and hold Contractor Group and Operator Group harmless from and against any and all Claims brought by or in favor of Subcontractor Group for any special, punitive, exemplary, indirect, incidental or consequential damages or losses (whether foreseeable or not at the date of this Agreement) including, without limitation, damages or losses for lost production, lost revenue, lost product, lost profit, lost business or business interruptions, REGARDLESS OF THE CAUSE, INCLUDING WITHOUT LIMITATION, THE SOLE, JOINT AND/OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, BREACH OF DUTY (STATUTORY OR OTHERWISE), BREACH OF WARRANTY, BREACH OF CONTRACT, OR ANY OTHER LEGAL FAULT OR RESPONSIBILITY OF CONTRACTOR GROUP, OPERATOR GROUP, OR ANY OTHER PERSON, PARTY OR ENTITY, OTHER THAN THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF CONTRACTOR GROUP.

11.	INSURANCE

11.1	Without limiting Subcontractor's liabilities in this Agreement, Subcontractor shall obtain and maintain with a first class insurance company, policies of insurance in amounts not less than U.S. $5,000,000 to cover its liabilities and to fulfill any requirements of local government or other appropriate bodies.

11.2	To the extent of Subcontractor's indemnity obligations in this Agreement, Subcontractor agrees (and shall cause the underwriters of all insurance required to be maintained by Subcontractor) on behalf of Contractor, Operator, Contractor's other subcontractors, and their parents, subsidiary and affiliated companies, and each of their respective officers, directors, employees, and agents (hereinafter "Insured Parties") to:

(a)	waive rights of subrogation against the Insured Parties;

(b)	name the Insured Parties as additional insured; and

(c)	provide that such insurance be primary to any other similar insurance carried by the Insured Parties.

11.3	Subcontractor agrees to furnish Contractor with Certificates of Insurance evidencing the insurance coverages required under this Agreement prior to commencement of the Goods.

12.	TAXES

Subcontractor shall be responsible for, and shall indemnify, and hold harmless Contractor and Operator from the reporting, filing, and payment of any taxes, duties, charges, or fees (and any related fines, penalties, or interest) imposed directly or indirectly on Contractor or Operator as a result of Subcontractor's performance of this Agreement. Subcontractor's prices shall be exclusive of any federal, state, or local sales, use, or excise taxes levied upon, or measured by, the sale, the sales price, or use of Goods required in the performance of this subcontract. Subcontractor shall list separately on its invoice any such tax lawfully applicable to any such Goods, and payable by Contractor or Operator, with respect to which Contractor or Operator does not furnish to Subcontractor lawful evidence of exemption. Subcontractor shall be responsible for filing the necessary tax returns, or tax declarations, and for the payment of all taxes required, when due, with respect to any and all payments earned by Subcontractor under this Agreement.

13.	PROJECT ADMINISTRATION

Contractor will appoint a representative who will be responsible for liaison with Operator regarding the Work and who shall have full authority for resolving day-to-day issues which may arise between Operator and Contractor or between Contractor and Subcontractor. Likewise, Subcontractor shall designate a representative to liaise with Contractor's representative who shall have full authority to represent and make all day-to-day decisions on behalf of Subcontractor in respect of the Goods. Subcontractor may not change its representative without giving reasonable advance, written notice to Contractor.

14.	TERMINATION

14.1	Subject to Subarticles 14.2 and 14.3 below, Contractor shall have the right to terminate this Agreement for any reason, at any time, on giving thirty (30) days prior written notice to Subcontractor. In such event, Subcontractor shall be entitled to recover from Contractor all monies due for that part of the Goods delivered in accordance with this Agreement prior to such termination, plus reasonable costs actually incurred or committed by Subcontractor (such as costs which are not cancelable or recoverable or for specially engineered equipment), except that where such termination is due to termination by Operator under a Main Contract due to Subcontractor’s acts or omissions, such entitlement shall apply only to the extent that such payments are recoverable from Operator. Subcontractor shall have the right to terminate this Agreement for any reason, provided that Subcontractor has given 30 days prior written notice to Contractor, and provided further that Subcontractor shall continue to provide any Goods as agreed prior to such termination under the terms of this Agreement.

14.2	If Subcontractor:

(a)	fails to manufacture and deliver the Goods as set forth herein with due diligence, other than as a result of Force Majeure; or

(b)	fails in any material respect to manufacture and deliver the Goods or to perform its material obligations in accordance with this Agreement for a period of ten (10) days after written notice of such failure is received by Subcontractor; or

(c)	fails to remove defective materials and/or make good defective Goods to the extent set forth in this Agreement; or

(d)	becomes insolvent, or makes an assignment on behalf of creditors, or is the debtor named in voluntary bankruptcy, receivership, or like proceedings, or is the debtor named in involuntary bankruptcy, receivership, or like proceedings and fails to cause the same to be dismissed within ninety (90) days after the filing of such proceeding;

(e)	undergoes any change in legal or beneficial ownership or control;

then in such event and without prejudice to any other rights or remedies, Contractor may have under this Agreement or at law, Contractor may by written notice to Subcontractor immediately terminate this Agreement. In such event, Contractor may withhold any amounts then due to Subcontractor for the Goods completed prior to such termination until final completion of such Goods by Contractor or others, and Contractor may use such sums to offset any increased costs incurred by Contractor in completing such Goods or losses incurred by Contractor as a result of any of the events described above.

14.3	If Contractor:

(a)	fails in any material respect to perform its material obligations in accordance with this Agreement for a period of ten (10) days after written notice of such failure is received by Contractor; or

(b)	becomes insolvent, or makes an assignment on behalf of creditors, or is the debtor named in voluntary bankruptcy, receivership, or like proceedings, or is the debtor named in involuntary bankruptcy, receivership, or like proceedings and fails to cause the same to be dismissed within ninety (90) days after the filing of such proceeding;

then in such event and without prejudice to any other rights or remedies, Subcontractor may have under this Agreement or at law, Subcontractor may by written notice to Contractor immediately terminate this Agreement.

15.	PROHIBITED PAYMENTS

Each Party is familiar with, and hereby agrees to comply with the provisions of the United States Foreign Corrupt Practices Act of 1977, as amended (“FCPA”) and any similar applicable U.S. or non-U.S. law. Further and additionally, each Party acknowledges that Contractor’s corporate policies prohibit “Facilitation” payments to any Non-US government official, political party or party official (as defined in the FCPA). In performance of this Agreement, each Party will ensure that no “Facilitating” payments will be made by said Party or its personnel in violation of Contractor’s corporate policies.

Contractor may from time to time in writing request that Subcontractor provide written certification, signed by an officer or principal of Subcontractor, of Subcontractor’s compliance with the FCPA, similar applicable laws and/or Contractor’s Facilitating payments policy. Subcontractor shall provide such certification within ten (10) business days following receipt of Contractor’s written request for such certification.

Contractor shall have the right from time to time to audit Subcontractor’s books and records, applicable only to those books and records related to this Agreement, during normal business hours and at Contractor’s cost, to evaluate Subcontractor’s compliance with the FCPA, similar applicable law, Contractor’s Facilitating payments policy and this Agreement. Subcontractor shall cooperate and provide full and immediate access to Contractor and its designated representatives to Subcontractor’s books and records to facilitate such audit.

Should Contractor in good faith have proof, that Subcontractor may be engaging in or is about to engage in a violation of the FCPA, any similar applicable law or Contractor’s Facilitating payments policy, Contractor may, upon written notice, withhold further payments due to Subcontractor for Goods under this Agreement until such time as Contractor has in good faith determined that no such violation has or will occur.

Notwithstanding anything in this Agreement to the contrary, including Article 14, Termination, should either Party violate the FCPA, similar applicable law, or Contractor’s Facilitating payment policy while performing its obligations under this Agreement, the other Party shall have the absolute right and option to:

(i)	immediately terminate this Agreement upon written notice,
(ii)	cancel future payments due to the other Party, and
(iii)	seek reimbursement of any and all amounts the non-violating Party has previously paid to the other Party or incurred in preparation of delivering Goods performed under this Agreement, to the extent that the other Party’s violation(s) related to such Goods.

16.	CONFLICTS

Subcontractor shall be deemed to have full knowledge of the provisions of a Main Contract to the extent it is previously furnished a written copy thereof. Where any term or provision of this Agreement conflicts or is inconsistent with the terms of a Main Contract, the terms and provisions of this Agreement shall prevail.

17.	ASSIGNMENT

17.1	If under a Main Contract Contractor is required to assign the benefits and/or obligations of any subcontract entered into by Contractor in connection with the Main Contract (including this Agreement) in certain stated circumstances, Subcontractor shall agree to and shall cooperate fully with Contractor and Operator in the execution of such assignment.

17.2	Subcontractor shall not assign the whole or any part of this Agreement without the prior written consent of Contractor and, where required by a Main Contract, of Operator, such consent not to be unreasonably withheld.

17.3	Notwithstanding any other provision in this Agreement to the contrary, this Agreement and all its rights and obligations may be freely assigned or otherwise transferred by Contractor without consent of the Subcontractor: 1) to an entity that acquires the Contractor or all or some of Contractor’s business, or an entity that results from the merger or consolidation of the Contractor with another entity; or 2) to a related company or entity as part of a corporate reorganization where the beneficial ownership of the Contractor remains substantially the same.

18.	NOTICES

All notices and other communications related to this Subcontract shall be in writing, and shall be deemed effective upon deposit in the US Mail, or when sent by facsimile or email to the other Party’s designated representative.

19.	GOVERNING LAW AND ARBITRATION

The validity, construction, interpretation, and effect of this Agreement shall be governed by the substantive laws of Texas, excluding conflicts laws and choice of law principles. Any dispute, controversy, or claim (a "Dispute") arising out of or in connection with this Agreement or the furnishing of products and/or Goods hereunder shall be referred to and determined by binding arbitration, as the sole and exclusive remedy of the Parties as to the Dispute, conducted in accordance with the American Arbitration Association ("AAA") arbitration rules for commercial disputes, as in effect on the date hereof (the "Rules"), which are deemed to be incorporated by reference, and the Federal Arbitration Act (Title 9 of the United States Code), except that in the event of any conflict between those Rules and the arbitration provisions set forth below, the provisions set forth below shall govern and control. The arbitral tribunal (the "Tribunal") shall use the substantive laws of Texas, excluding conflicts laws and choice of law principles, in construing and interpreting this Agreement, and direct the Tribunal to respect the Parties' selection of the law governing the interpretation of this Agreement. The Tribunal shall be composed of three arbitrators, with each Party appointing one arbitrator, and the two arbitrators so appointed appointing the third arbitrator who shall act as Chairman of the Tribunal. Should any arbitrator fail to be appointed as aforesaid, then such arbitrator shall be appointed by the AAA in accordance with the Rules. Should a vacancy in the Tribunal arise because any arbitrator dies, resigns, refuses to act, or becomes incapable of performing his functions, the vacancy shall be filled by the method by which that arbitrator was originally appointed. The language of the arbitration, the submission of all writings, the decision of the Tribunal, and the reasons supporting such decision, shall be in English. The arbitration shall be in Houston, Texas, and the proceedings shall be conducted and concluded as soon as reasonably practicable, based upon the schedule established by the Tribunal, but in any event the decision of the Tribunal shall be rendered within one hundred twenty (120) days following the selection of the Chairman of the Tribunal. Any decision of the Tribunal shall be made by the majority of the arbitrators comprising the Tribunal. No award shall be made for punitive, special, exemplary, or consequential damages, including loss of profits or loss of business opportunity. Any monetary award shall be made in U.S. Dollars, free of any tax or other deduction. The decision of the Tribunal pursuant hereto shall be final and binding upon the Parties and shall be enforceable in accordance with The New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards (1958). Any attorney-client privilege and other protection against disclosure of privileged or confidential information, including without limitation, any protection afforded the work-product of any attorney, that could otherwise be claimed by any Party shall be available to, and may be claimed by, any such Party in any arbitration proceeding. The Parties shall treat all matters relating to the arbitration as confidential. Subject to each Party’s right to cooperate fully with the United State authorities, the Parties understand and agree that this confidentiality obligation extends to information concerning the fact of any request for arbitration, and any ongoing arbitration, as well as all matters discussed, discovered, or divulged, (whether voluntarily or by compulsion) during the course of such arbitration proceeding. It is the desire of the Parties that any Dispute be resolved quickly and at the lowest possible cost, and the Tribunal shall act in a manner consistent with these intentions, including limiting discovery to only that which is absolutely necessary to enable the Tribunal to render a fair decision which reflects the Parties' intent set forth in this Agreement.

20.	GENERAL

20.1	No benefit or right accruing to Subcontractor or Contractor under this Agreement (or any amendment or addendum thereto) shall be deemed to be waived unless the waiver is in writing, expressly refers to this Agreement, and is signed by a duly authorized representative of Contractor and Subcontractor. A waiver in any one or more instances shall not constitute a continuing waiver unless specifically so stated in the written waiver.

20.2	If any provision (or portion thereof) of this Agreement shall be declared invalid, illegal or unenforceable, the remaining provisions shall not be affected thereby, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision (or portion thereof) had never been part of this Agreement.

20.3	This Agreement contains the entire agreement between the Parties and supersedes and replaces any oral or written communications heretofore made between the Parties relating to the Goods with the exception of the Vendor Agreement entered into between Contractor and Superior Drilling Products, LLC dated October 28, 2013, and that certain Rental Agreement between Contractor and Meier Properties Series, LLC dated March 12, 2015. This Agreement shall not be amended except by a written instrument executed by the duly authorized representatives of both Parties.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the respective dates shown below.

(“Contractor”)		(“Subcontractor”)
BAKER HUGHES OILFIELD OPERATIONS, INC.		HARD ROCK SOLUTIONS, LLC

By:	/s Robin Robinson	By:	/s/ Annette Meier

Name:	Robin Robinson	Name:	Annette Meier

Title:	VP – Drill Bits	Title:	President

Date:	January 25, 2016	Date:	January 14, 2016

EXHIBIT A

CONTRACTOR AND SUBCONTRACTOR ROLES/RESPONSIBILITIES & PRICING AGREEMENT

Contractor Drill Bits Roles/Responsibilities

Point of Sale to Operators mutually agreed upon between both Subcontractor and Contractor (ie. ConocoPhillips, WPX)

Prepare marketing/performance data as needed for sale

Delivery of product to location

Invoice Operator

Returning product to Contractor facility (Stock Point)

Provide Terms and Conditions to Operator for both Subcontractor/Contractor Drill Bits

Payment to Subcontractor for successful runs of rental tools within the earlier of 30 days from Contractor’s receipt of payment from Operator or 60 days from Contractor’s receipt of invoice from Subcontractor

Subcontractor Roles/Responsibilities

Provide Contractor with monthly updates on available inventory

Provide pricing quotes to Contractor for tool rentals

Provide marketing/performance data when available

Subcontractor responsible for Freight to and from Contractor locations (stock points)

Subcontractor responsible for repair costs of Goods

Subcontractor responsible for LIH/DBR negotiations with Operator

Provide Engineering/ Operating support if requested by Operator

Pricing Agreement

The pricing terms set forth below are subject to the Standby Rate as set forth below and subject to modification in a written Rental Order mutually executed by the Parties.

Pricing for Strider Drill String Oscillation System:

Tool Size	Strider	Repair Charge	Back Off Sub	LIH, Destroyed, Stolen or Otherwise Not Returned to Subcontractor (“Lost Tool Fee”)	Transportation
5.25”	$+++	$+++	$+++	$+++ per Strider Drill String Oscillation System	+++

The above pricing is honored for up to two (2) Strider tools per lateral section.

Upon reasonable request by Contractor, Subcontractor will also provide post-run data, engineering and tool run support on particular projects and locations based upon information determined from actual drilling projects as part of Subcontractor’s continued value added service.

Standby Rate:

The above pricing shall apply to the Strider Drill String Oscillation System for the first thirty (30) days said Goods are rented (“Standard Rate Period”). After the expiration of the Standby Rate Period, the pricing for the Goods shall be as set forth in the applicable Rental Order (“Standby Rate”), provided, however, that Contractor may terminate payment of the Standby Rate upon payment of the Lost Tool Fee after giving Subcontractor written notice that a Strider Drill String Oscillation System has been lost in the hole, destroyed, stolen or otherwise will not be returned to Subcontractor.

+++ This information has been omitted in reliance upon Rule 24b-2 under the Securities Exchange Act of 1934, as amended, and has been filed separately with the Securities and Exchange Commission.

EXHIBIT B

SAMPLE RENTAL ORDER

Rental Order

Contractor:	Subcontractor:
Baker Hughes Oilfield Operations, Inc. 717 17th Street Denver, CO 80202 Attn: ___________________	Hard Rock Solutions, LLC P.O. Box 1656 Vernal, UT 84078 Attn: Annette Meier

This Rental Order is issued under the terms of that certain Subcontractor Agreement dated January __, 2016, by and between Contractor and Subcontractor (“Subcontractor Agreement”) for the rental of Goods (as defined in the Subcontractor Agreement), and is in force only upon the written execution by representatives of both Parties.

Serial Number(s) of Strider Drill String Oscillation Systems Rented	___________________

Delivery Date:	___________________

Rental Expiration Date:	___________________

Delivery Location:	___________________ ___________________ ___________________

Rental Rate:	Subject to the Standby Rate set forth below, the rental rate for the Goods shall be as set forth on Exhibit A to the Subcontractor Agreement, as amended.

Standby Rate:	The following pricing shall apply to the Goods after the Standard Rate Period (as defined in the Subcontractor Agreement): ___________________

Other Specifications:	The Parties agree that the following specifications do not constitute “specifications” for the purposes of Article 9.4 in the Agreement.

This Rental Order is issued by Contractor and accepted by Subcontractor as of the dates set forth below:

Contractor:	Subcontractor:

By:	By:
Name:	Name:
Title:	Title:
Date:	Date: